UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

CURAGEN CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(4) Date Filed:

September 1, 2009

Employee Name

Address

City State

Re: Notice Regarding Certain Options Granted by CuraGen Corporation, a Delaware corporation (“CuraGen” or the “Company”)

Dear [NAME]:

You are the holder of one or more options (the “Options”) to purchase shares of the Company’s common stock, pursuant to one or more Option agreements under the Company’s 1997 Employee, Director and Consultant Stock Plan (“1997 Plan”) and/or the Company’s 2007 Stock Incentive Plan (“2007 Plan”).  The details of your outstanding Options have been provided to you concurrently with this notice.

The Company has recently entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated May 28, 2009, by and among the Company, Celldex Therapeutics, Inc. (“Celldex”) and Cottrell Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Celldex, pursuant to which Merger Sub will merge with and into the Company and the Company will become a wholly owned subsidiary of Celldex (the “Merger”).  CuraGen currently expects that the Merger will be completed (the “Effective Time”) by the end of the third quarter of 2009.

The aggregate “purchase price,” which is to be delivered to CuraGen stockholders in the form of Celldex common stock, is $94.5 million, subject to adjustment based, in part, on CuraGen’s cash at the Effective Time (as determined under the Merger Agreement).  If CuraGen’s cash at the Effective Time exceeds $54.5 million, then the purchase price will be adjusted upward by $1.30 for each $1.00 of excess until the aggregate purchase price reaches $97.5 million, and thereafter by $1.00 for each $1.00 of excess up to a maximum aggregate purchase price of $100.0 million.  If CuraGen’s cash at the Effective Time is less than $54.5 million, then the purchase price will be adjusted downward by $1.00 for each $1.00 shortfall.  The number of shares of Celldex common stock that will be issued in exchange for each share of CuraGen common stock will be calculated pursuant to an exchange ratio described in the Merger Agreement (the “Exchange Ratio”). The Exchange Ratio is subject to a “collar” which limits the maximum and minimum number of shares of Celldex common stock that will be issued pursuant to the Merger.  As a result, immediately after the Effective Time, Celldex stockholders will retain between 67.5% and 42% of Celldex’s outstanding shares of common stock.

CuraGen currently expects that a CuraGen stockholder will be entitled to receive shares of Celldex common stock with a value between $1.54 and $1.55 based on the market value of Celldex’s common stock over a period of time ending prior to Effective Time in exchange for each share of CuraGen common stock. The foregoing per-share amounts are estimates that are subject to a number of assumptions, and the actual amount received by CuraGen stockholders may differ. For additional information on what a CuraGen stockholder will be entitled to receive in exchange for each share of CuraGen common stock pursuant to the Merger and how it will be determined, please refer to CuraGen’s definitive proxy statement (the “Proxy Statement”) filed with the Securities and Exchange Commission, or the SEC, on August 28, 2009. You may obtain a copy of the Proxy Statement free of charge by calling the undersigned at 203-871-4400 or by accessing the SEC’s website at http://www.sec.gov.

Pursuant to the Merger Agreement, the treatment of the Options is as follows:

1)                          1997 Plan Options: If you have Options granted under the 1997 Plan, Celldex is not assuming such Options in the Merger.  By the terms of the 1997 Plan, the Board of

Directors of the Company (the “Board”) or a committee of the Board has authority to accelerate the time at which outstanding Options granted under the 1997 Plan may be exercised and to designate a period of time prior to the Effective Time during which such Options can be exercised.  All Options that remain unexercised at the end of the exercise period, and all of your rights thereunder, shall terminate at the time the Effective Time.

Notice is hereby given that each of your Options granted under the 1997 Plan (other than any options you hold that expire according to their terms before or during the Exercise Period, which may not be exercised beyond their expiration date) shall become fully vested and exercisable as of 9:00 a.m. on September 8 and shall remain exercisable until 5:00 p.m. on September 11 (the period from September 8 — September 11 is the “Exercise Period”).  All Options that remain unexercised as of the end of the Exercise Period will terminate at the Effective Time, and the Company shall have no further obligations with respect to any such unexercised 1997 Plan Options after the Effective Time. Please note that if you choose to exercise your 1997 Plan Options during the Exercise Period and the Merger does not occur for any reason, your exercise of your 1997 Plan Options will not be reversed and will remain in effect.  If the Merger does not occur for any reason, your 1997 Plan Options will not terminate as discussed above.

2)                                                  2007 Plan Options: If you have Options granted under the 2007 Plan, your Options will be assumed by Celldex pursuant to the Merger and will become exercisable for Celldex common stock.  These Options will become options to acquire a number of shares of Celldex common stock determined by multiplying the number of shares of CuraGen common stock subject to such Options immediately prior to the Effective Time by the Exchange Ratio, at an exercise price per share determined by dividing the exercise price per share of CuraGen common stock at which such options were exercisable immediately prior to the Effective Time by the Exchange Ratio. Each assumed 2007 Plan Option will otherwise remain subject to substantially the same terms and conditions set forth in the original Option agreement and the 2007 Plan. If the Merger does not occur for any reason, your 2007 Plan Options will not be assumed by Celldex and will remain options to purchase CuraGen common stock.

Should you have any questions concerning the above matters, please do not hesitate to contact me at 203-871-4400 or at scassidy@curagen.com.  Thank you for all your efforts on behalf of the Company.

Sincerely,

By:
Sean A. Cassidy
Vice President and Chief Financial Officer

Additional Information and Where to Find It

In connection with the proposed merger, on August 28, 2009, CuraGen filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) and Celldex filed a final prospectus (the “Prospectus”) with the SEC on August 28, 2009.  The Prospectus and the Proxy Statement the Prospectus were mailed to the stockholders of Celldex and CuraGen, respectively, on or about September 1, 2009.  The Proxy Statement contains important information about CuraGen, Celldex, the merger and related matters. Investors are urged to read the Proxy Statement carefully and in its entirety. The Proxy Statement and other relevant materials and any other documents filed by Celldex or CuraGen with the SEC may be obtained free of charge at the SEC’s website at http://www.sec.gov. In addition, investors may obtain free copies of the documents filed with the SEC (i) by contacting CuraGen Corporation, Inc., Attn: VP & CFO, 322 East Main Street, Branford, CT or  CuraGen’s Investor Relations at (888) 436-6642 or by accessing CuraGen’s investor relations website at www.curagen.com; or (ii) by contacting Celldex’s Investor Relations at (781) 433-0771 or by accessing Celldex’s investor relations website at www.celldextherapeutics.com. Investors are urged to read the Joint Proxy Statement/Prospectus and the other relevant materials before making any voting or investment decision with respect to the merger.

Participants in the Solicitation

The directors and executive officers of Celldex and CuraGen may be deemed to be participants in the solicitation of proxies from the holders of Celldex and CuraGen common stock in respect of the proposed transaction. Information about the directors and executive officers of Celldex are set forth in the Proxy Statement and Celldex’s most recent Form 10-K, which was filed with the SEC on March 2, 2009.  As of August 20, 2009, Celldex’s directors and executive officers beneficially owned approximately 5.3% of Celldex’s common stock.  Information about the directors and executive officers of CuraGen are set forth in the Proxy Statement, CuraGen’s Form 10-K/A filed with the SEC on April 30, 2009 and proxy statement filed with the SEC on May 19, 2009. As of August 17, 2009, CuraGen’s directors and executive officers beneficially owned approximately 4.8% of CuraGen’s common stock. Investors may obtain additional information regarding the interests of Celldex and its directors and executive officers, and CuraGen and its directors and executive officers, in the proposed transaction by reading the Proxy Statement.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Safe Harbor for Forward-Looking Statements

This communication contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions, and include statements concerning the expected timing of closing of the merger and the per share consideration that CuraGen stockholders are expected to receive in the merger. These forward-looking statements are subject to risks and uncertainties that may cause actual future experience and results to differ materially from those discussed in or implied by these forward-looking statements. Important factors that might cause such a difference include, but are not limited to, costs related to the transaction; failure of Celldex’s and CuraGen’s stockholders to approve the transaction; Celldex’s and CuraGen’s inability to satisfy the conditions of the transaction; the risk that Celldex’s and CuraGen’s businesses will not be integrated successfully; the combined company’s inability to further identify, develop and achieve commercial success for new products and technologies; the possibility of delays in the research and development necessary to select drug development candidates and delays in clinical trials; the risk that clinical trials may not result in marketable products; the risk that the combined company may be unable to successfully secure regulatory approval of and market its drug candidates; the risks associated with reliance on outside financing to meet capital requirements; risks of the development of competing technologies; risks related to the combined company’s ability to protect its proprietary technologies; and risks related to patent-infringement claims; risks of new, changing and competitive technologies and regulations in the U.S. and internationally.  Celldex’s and CuraGen’s businesses and the merger are also subject to other risks disclosed previously and from time to time in Celldex’s and CuraGen’s filings with the SEC, including Celldex’s and CuraGen’s Annual Reports on Form 10-K for the year ended December 31, 2008 and subsequently filed Quarterly Reports on Form 10-Q. The companies do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.